ALLAN M. LERNER
                           A Professional Association

                                                       Telephone: (954)563-8111
2888 East Oakland Park Boulevard                       Facsimile: (954)563-8522
Fort Lauderdale, Florida 33306                         E.Mail   : AMLRWP@AOL.COM



                                  June 23, 2000

Board of Directors
DAC Technologies Group International, Inc.
3200 North Ocean Boulevard, Suite 1006,
Fort Lauderdale, Florida 33308

Dear Gentlemen:

         In my capacity as counsel for DAC Technologies Group International, Inc. (the "Company"), I have participated in the corporate proceedings relative to the authorization and issuance by the Company of a maximum of 37,500 shares of common stock pursuant to the Consulting Agreement as set out and described in the Company's Registration Statement on Form S-8 (File No. 000-29211) under the Securities Act of 1933 (the "Registration Statement"). I have also participated in the preparation and filing of the Registration Statement.

         Based upon the foregoing and upon my examination of originals (or copies certified to our satisfaction) of such corporate records of the Company and other documents as I have deemed necessary as a basis for the opinions hereinafter expressed, and assuming the accuracy and completeness of all information supplied me by the Company, having regard for the legal considerations which I deem relevant, I am of the opinion that:

         (1) The Company is a corporation duly organized and validly existing under the laws of the State of Florida;

         (2) The Company has taken all requisite corporate action and all action required by the laws of the State of Florida with respect to the authorization, issuance and sale of common stock to be issued pursuant to the Registration Statement;

         (3) The maximum of 37,500shares of common stock, when issued and distributed pursuant to the Registration Statement, will be validly issued, fully paid and nonassessable.


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         I hereby consent to the use of this opinion as an exhibit to the
Registration Statement and to the references to my firm in the Registration Statement.

Yours very truly,

Allan M. Lerner, P.A.

/s/ Allan M. Lerner
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